EXHIBIT 3(i)(g)

FILED
in the office of the Secretary of State of the State of California OCT 6 2004
A0618392

CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION OF

S3I HOLDINGS, INC.

The below-signed officers of the Corporation hereby certify:

1. They are the president and secretary, respectively, of S3I Holdings, Inc., a California corporation.

2. Article 1 of the Articles of Incorporation shall be amended to read in its entirety as follows:

“Name

The name of the Corporation shall be S3 Investment Company, Inc.”

3. Article IV Section 1 of the Articles of Incorporation shall be amended to read as follows:

“Capital Stock

The authorized capital stock of the Corporation is Two Billion Twenty Million (2,020,000,000), of which 2,000,000,000 shares with a par value of $.001 per share, shall be designated “Common Stock”, and of which Twenty Million (20,000,000) shares with a par value of $.001 per share, shall be designated “Preferred Stock”.

4. A new Article VII of the Articles of Incorporation shall be added and shall read in its entirety as follows:

“Recapitalization Affective Outstanding Shares

The board of directors, without the consent of the stockholders of the corporation, may adopt any recapitalization affecting the outstanding shares of capital stock of the corporation by effecting a forward or reverse split of all of the outstanding shares of any class of capital stock of the corporation, with appropriate adjustments to the corporation’s capital accounts, provided that the recapitalization does not require any amendment to the Articles of Incorporation of the corporation.”

5. A new Article VIII of the Articles of Incorporation shall be added and shall read in its entirety as follows:

“Actions by Written Consent

The stockholders may, by majority written consent in lieu of a meeting of stockholders, take any action that would otherwise require shareholder consent.”

6. The foregoing amendment of Articles of Incorporation has been duly approved by the board of directors.

7. The foregoing amendment of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902, California Corporations Code. The total number of outstanding shares of the corporation is 99,989,687. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and accurate of our own knowledge. So attested this 30th day of September, 2004 in Temecula, California:

/s/ Chris Bickel

Chris Bickel

President

/s/ Scott K. Waddell

Scott K. Waddell

Secretary